EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
David Almeida
Chief Financial Officer
Axsys Technologies, Inc.
(860) 257-0200
www.axsys.com

AXSYS TECHNOLOGIES ANNOUNCES FIRST QUARTER RESULTS

•                  First Quarter Sales Increase 14.9% Over 2003

•                  Income Before Taxes Increases 95.8% Over 2003

•                  Backlog up 24.4% Over The Prior Year and 10.2% Over Year-End

ROCKY HILL, CONN. – May 3, 2004 – Axsys Technologies, Inc. (NASDAQ: AXYS), a global leader in the design, manufacture and distribution of precision opto-mechanical components and assemblies for the aerospace, defense and high performance commercial markets, today announced results for the first quarter of 2004.

Sales totaled $23.4 million in the quarter ended April 3, 2004, compared to $20.4 million in the first quarter of 2003, an increase of $3.0 million, or 14.9 percent. In the first quarter of 2004, Axsys reported net income of $1.6 million, or $0.35 per share, compared to net income of  $0.9 million, or $0.19 per share, in the quarter ended March 29, 2003.

The income tax provision for the first quarter of 2004 reflects a combined federal and state effective tax rate of 10.0 percent, which represents 6.0 percent for federal taxes and 4.0 percent for state taxes. The federal tax provision for the quarter reflects a reduced tax rate due to the utilization of $0.5 million of the previously established federal tax valuation allowance. Pre-tax income in the first quarter of 2004 was $1.8 million compared to $0.9 million in the first quarter of 2003.

Stephen W. Bershad, Chairman and Chief Executive Officer of Axsys, commented: "We are clearly seeing the effects of the growing market demand for our unique products. Bookings, sales, operating profit and backlog, within all three of our business units, have increased compared to the first quarter of 2003. Our book-to-bill ratio for the quarter was 1.3:1, bringing our backlog to a record level of $76.0 million. It is particularly encouraging to note that these results do not include the effects of the recently announced acquisition of Telic Optics which should only further strengthen Axsys’ leverage as a premier supplier of opto-optical systems in the markets that we serve."

Sales within the Aerospace and Defense Group during the quarter totaled $13.4 million, an increase of 10.9 percent from the first quarter of 2003. Sales within the Commercial Products Group totaled $3.8 million, a 21.1 percent increase from the first quarter of 2003. The Distributed Products Group’s sales totaled $6.2 million, representing a 20.5 percent increase from the first quarter of 2003.

Gross margin in the first quarter of 2004 was 29.0 percent, which compares favorably to a 26.7 percent gross margin reported for the same period in 2003. Gross margins improved across all three business segments over the prior year, primarily due to an increase in volume along with a favorable mix of higher margin products.

Mr. Bershad added: “Given our strong financial performance in the first quarter we are currently re-evaluating our previous guidance, which anticipates revenue growth of 11% to 14% and operating income growth of 48% to 54%, as announced on April 8, 2004.”

Axsys’ management invites you to listen to our conference call or our live audio webcast on May 4, 2004, at 10 a.m. ET regarding first quarter of 2004 financial results. The domestic dial-in number is (888) 343-2180, the international dial-in number is (212) 341-7080 and the access number is 21192150. This call is being webcast by CCBN and can be accessed at Axsys Technologies’ Web site at www.axsys.com.

A replay of the conference call will begin at 1:00 p.m.  ET on May 4, 2004 and will be available until May 11, 2004, at 12:00 p.m.  ET. The replay can be accessed by dialing (800) 633-8284 or, outside the U.S., (402) 977-9140, with an access number of 21192150.  The webcast replay will be available until June 4, 2004.

Axsys Technologies Inc. is a vertically integrated supplier of precision optical and motion control components and assemblies for high-technology applications, serving the aerospace, defense, semiconductor, graphic arts and health imaging markets. For more information, contact Axsys Technologies Inc., at www.axsys.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as “expect,” “anticipate,” “plan,” “may,”  “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, are described in Axsys’ reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

AXSYS TECHNOLOGIES, INC.

Consolidated Balance Sheets

(Unaudited, in thousands)

	April 3, 2004	December 31, 2003
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$8,699	$5,197
Short-term investments	2,492	6,983
Accounts receivable – net	13,161	10,197
Inventories – net	26,912	24,786
Income taxes – deferred and current	2,203	2,203
Other current assets	967	1,223
TOTAL CURRENT ASSETS	54,434	50,589
PROPERTY, PLANT AND EQUIPMENT – net	11,524	11,315
EXCESS OF COST OVER NET ASSETS ACQUIRED	3,600	3,600
OTHER ASSETS	1,353	1,341
TOTAL ASSETS	$70,911	$66,845

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$6,525	$4,240
Accrued expenses and other liabilities	7,302	7,955
Deferred income	5,506	4,546
Current portion of capital lease obligation	374	423
TOTAL CURRENT LIABILITIES	19,707	17,164

CAPITAL LEASES, less current portion	429	568

OTHER LONG-TERM LIABILITIES	5,219	5,215

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:

Common stock	47	47
Capital in excess of par	39,380	39,375
Accumulated other comprehensive loss	(12)	(39)
Retained earnings	7,363	5,750
Treasury stock	(1,222)	(1,235)
TOTAL SHAREHOLDERS’ EQUITY	45,556	43,898

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$70,911	$66,845

AXSYS TECHNOLOGIES, INC.

Consolidated Statements of Operations

(Unaudited, in thousands)

	For the Three Months Ended
	April 3, 2004	March 29, 2003

Net sales	$23,406	$20,373
Cost of sales	16,625	14,926
Gross margin	6,781	5,447

Selling, general and administrative expenses	4,399	4,103
Research, development and engineering expenses	576	471
Operating income	1,806	873

Interest expense	(32)	(51)
Interest income	25	30
Other (expense) income, net	(7)	63

Income before taxes	1,792	915

Provision for income taxes	(179)	(41)
Net income	1,613	$874

Basic income per share	$0.35	$0.19
Weighted average basic common shares outstanding	4,660	4,655

Diluted income per share	$0.34	$0.19
Weighted average dilutive common shares outstanding	4,790	4,669